Oppenheimer Equity Income Fund, Inc.
NSAR Exhibit – Item 77I

Oppenheimer Equity Income Fund, Inc. (the “Registrant”) began offering Class I shares on February 28, 2012.  Post-Effective Amendment No. 25 (2-27-12) to the Registrant’s Registration Statement, Accession Number 0000728889-12-000372, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N-SAR.